Filed pursuant to Rule 433
Registration Statement Nos. 333-162219 and 333-162219-01
August 11, 2011

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    34 Products found
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                                                   Number of   50        PDF           Excel  Add
                                                   results:                     Print
                                                              -------
       Name  CUSIP                                        Strike Ref.     Bid     Ask   % change
                                               MaturitBuffer                            add
       Annual Reset Coupon Notes with Fixed          20.00
       Buffer linked to the                    08/15/14           n/a
       S and P 500 Index                                   %
       78009PBJ9

      -----------------------------------------------------------------------------------------
       Annual Reset Coupon Notes with Fixed          20.00        n/a
       Buffer linked to the                    08/15/16
       S and P 500 Index                                   %
       78009PBH3

      -----------------------------------------------------------------------------------------
       Annual Reset Coupon Notes with Fixed                  1,065.552 -1034.68-1033.68 +0.00
       Buffer linked to the                    07/29/16       1,147.20%**
       S and P 500 Index
       78009PBB6

      -----------------------------------------------------------------------------------------
       Annual Reset Coupon Notes with Fixed                  1,065.552    88.47   89.47 -0.39
       Buffer linked to the                    07/29/14       1,143.50%**
       S and P 500 Index
       78009PBC4

      -----------------------------------------------------------------------------------------
       Annual Reset Coupon Securities linked         20.00   1,048.152    91.06   92.06 +0.95
       to the S and P 500                          03/31/16       1,146.50%**
       78009KRQ7%

      -----------------------------------------------------------------------------------------
       Annual Reset Coupon Securities linked         20.00837.7761,149.20102.42   103.42-0.08
       to the S and P 500                          08/31/15%**
       78009KLH3%

      -----------------------------------------------------------------------------------------
       Annual Reset Coupon Securities linked         20.00   1,037.304    90.81   91.81 -0.23
       to the S and P 500                          01/29/16       1,146.70%**
       78009KQE5%

      -----------------------------------------------------------------------------------------
       Annual Reset Coupon Securities linked         20.00   1,005.416    91.61   92.61 -0.32
       to the S and P 500                          12/29/15       1,143.50%**
       78009KPK2%

      -----------------------------------------------------------------------------------------
       Annual Reset Coupon Securities linked         20.00944.5841,143.50 94.84   95.84 -0.38
       to the S and P 500                          11/30/15%**
       78009KNT5%

      -----------------------------------------------------------------------------------------
       Annual Reset Coupon Securities linked         20.001,045.91,143.20 90.30   91.30 -0.44
       to the S and P 500                          02/26/16%**
       78009KQU9%

      -----------------------------------------------------------------------------------------
       Annual Reset Coupon Securities linked         20.00948.5121,146.70 96.71   97.71 -0.02
       to the S and P 500                          10/30/15%**
       78009KMT6%

      -----------------------------------------------------------------------------------------
       Annual Reset Coupon Securities linked         20.00913.7281,149.00100.97   101.97+0.06
       to the S and P 500                          09/30/15%**
       Index                                           %
       78009KMD1

      -----------------------------------------------------------------------------------------
       Annual Reset Coupon Securities linked         20.00891.0721,150.20 94.37   95.37 -0.22
       to the S and P 500                          07/30/15%**
       Index                                           %
       78009KKC5

      -----------------------------------------------------------------------------------------
       Annual Reset Coupon Securities linked         20.00861.4081,149.20 95.76   96.76 +0.81
       to the S and P 500                          06/30/15%**
       Index                                           %
       78009KHV7

      -----------------------------------------------------------------------------------------
       Annual Reset Coupon Security linked to                1,059.568    86.23   87.23 -0.40
       the S and P 500 Index                       04/14/14       1,143.50%**
       78009KSC7

      -----------------------------------------------------------------------------------------
       Annual Reset Coupon Security linked to                1,059.568    86.68   87.68 -0.42
       the S and P 500 Index                       04/14/16       1,143.20%**
       78009KSB9

      -----------------------------------------------------------------------------------------
       Digital Buffer linked to iShares MSCI         10.00 41.51 40.00    95.65   96.65 -0.21
       Emerging Markets                        04/30/13%**
       Index                                           %
       78009KFL1

      -----------------------------------------------------------------------------------------
       Digital Buffer linked to the S and P 500          10.001,320.81,146.20 91.45   92.51 -0.11
                                               02/14/13%**
       78009KQT2%

      -----------------------------------------------------------------------------------------
       Digital Buffer linked to the S and P 500          10.001,218.71,147.20 92.82   93.82 -0.04
                                               11/16/12%**
       78009KNP3%

      -----------------------------------------------------------------------------------------

                                                                 Ref.                   % change
                                               MaturitBufferStrike       Bid      Ask   add
                                                     10.00       ,149.20                0.01
       Digital Buffer linked to the S and P 500    04/30/12   1,183.1        99.62   100.62+ %**

       78009KFK3%

      -----------------------------------------------------------------------------------------
       Digital Buffer linked to the S and P 500          10.0015.31 1,149.20 99.81   100.81-0.02
                                               04/13/12%**

       78009KEC2%

      -----------------------------------------------------------------------------------------
       Digital Buffer linked to the S and P 500          10.001,149.1,151.20103.12   104.12+0.15
                                               03/16/12%**

       78009KBB7%

      -----------------------------------------------------------------------------------------
       Digital Buffer linked to the S and P 500          20.001,092.1,153.20107.85   108.85+0.22
                                               01/31/12%**

       00083JNP9%

      -----------------------------------------------------------------------------------------
       Digital Buffer linked to the S and P 500          20.001,105.1,153.50106.94   107.94+0.17
                                               11/30/11%**

       00083JKM9%

      -----------------------------------------------------------------------------------------
       Digital Buffer linked to the S and P 500          20.001,044.1,153.50109.92   110.92+0.18
                                               10/31/11%**

       00083JJV1%

      -----------------------------------------------------------------------------------------
       Digital Buffer linked to the S and P 500          20.001,044.1,153.20110.76   111.76+0.20
                                               09/30/11%**

       00083JGR3%

      -----------------------------------------------------------------------------------------
       Digital Buffer linked to the S and P 500          20.001,028.1,153.00113.64   114.64+0.25
                                               08/31/11%**

       00083JES3%

      -----------------------------------------------------------------------------------------
       Digital Buffer linked to the S and P 500          20.00 3.79 1,153.20115.00   116.00+0.00
                                               08/12/11%**

       00083JEF1%

      -----------------------------------------------------------------------------------------
       Digital Buffer linked to the S and P 500          10.001,307.1,144.70 91.20    92.20-0.10
                                               02/28/13%**

       78009KQY1%

      -----------------------------------------------------------------------------------------
       RBS Annual Reset Coupon Notes with                    1,050.912   89.60    90.60-0.31
       Fixed Buffer                            07/15/14       1,144.20%**

       78009PAW1

      -----------------------------------------------------------------------------------------
       RBS Annual Reset Coupon Notes with Fixed              1,050.912   89.17    90.17-0.46
       Buffer linked to 07/15/16                              1,143.20%**
       the S and P 500
       Index

       78009PAV3

      -----------------------------------------------------------------------------------------
       RBS Annual Reset Coupon Notes with Fixed           1,024.08n/a
       Buffer linked to 06/30/16
       the S and P 500
       Index

       78009PAS0

      -----------------------------------------------------------------------------------------
       RBS Annual Reset Coupon Notes with Fixed           1,024.1,144.20 90.04    91.04-0.39
       Buffer linked to 06/30/14%**
       the S and P 500
       Index

       78009PAT8

      -----------------------------------------------------------------------------------------
       RBS Capped Enhanced Participation             20.00        n/a
       Notes with Fixed                        09/03/13
       Buffer linked to the S and P 500 Index              %

       78009PBL4

      -----------------------------------------------------------------------------------------
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       updates
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   Please read the relevant prospectus, which contains material terms of the securities and important risks that you should consider, before investing. If the securities are
   Capital Protected Notes, please bear in mind that they protect your principal invested only against any decline in the underlying market measure at maturity. They are not guaranteed or insured by the Federal Deposit Insurance Corporation (FDIC) or secured by collateral, nor are they obligations of or guaranteed by the UK government. All payments due on Capital Protected Notes remain subject to the credit risk of the issuer and its parent company.

   Disclaimer

   Prices provided through the website are indicative only and thus may reflect estimates or approximations rather than actual prices at which we would transact in a note or
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   other than those provided through the website. In addition, assuming no change in market conditions and all other relevant factors remaining constant, any secondary prices will likely be lower than the issue price since the issue prices included, and the secondary market prices are likely to exclude, commission, discounts, costs or mark-ups with respect to the notes or financial instruments, as well as the profit component included in the cost of hedging our obligations under these securities.

   Prices on the website (including those of listed securities on any U.S. securities
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   used as a general guide only and should not be understood as the price at which we would
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   The  information  on  the  website  reflects  certain  assumptions  and is  derived  from
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   different  assumptions may yield different  results.  The information may not reflect the prices or valuation  you would obtain from any other  source,  or which you would receive from another dealer.

   Information on the website regarding the performance of a security or the underlying or any other financial instrument always relates to the past. Past performance is not indicative of future results.

   SEC Legend

   The Royal Bank of Scotland N.V. ("RBS N.V.") and The Royal Bank of Scotland plc ("RBS
   plc") have each filed a registration statement (including a prospectus) with the United
   States Securities and Exchange Commission (the "SEC") for the offering of securities
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   send you the prospectus if you request it by calling toll free 1-866-747-4332.

   ** From close of business yesterday

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